                                                                     EXHIBIT 5.1

                     [SUMMIT LAW GROUP, P.L.L.C. LETTERHEAD]



September 25, 2001


BSQUARE Corporation
3150 139th Place S.E., Suite 500
Bellevue, Washington  98005-4081

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 384,000 shares of Common Stock, no par value per share (the "Shares"), which may be issued pursuant to the BSQUARE Corporation 2000 Non-Qualified Stock Option Plan (the "Plan").

          Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            SUMMIT LAW GROUP, P.L.L.C.



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